FOR IMMEDIATE RELEASE

CONTACT:	Rodger B. Holley
President/CEO
First Security Group, Inc.
(423) 308-2080

FSGBank Acquires Two Knoxville Leasing Companies

CHATTANOOGA, Tenn. -- FSGBank, NA has acquired Knoxville leasing companies, Kenesaw Leasing Inc. and J&S Leasing Inc., from National Bank of Commerce.

“This acquisition is a significant step forward in diversifying the revenue of FSGBank and further developing our income sources. As well, we anticipate that it will be immediately accretive to earnings,” said Rodger Holley, chairman, CEO and president of First Security Group, Inc., the parent company for FSGBank, NA.

Warren E. Payne and Johnny F. Grubb will continue as presidents and CEOs of Kenesaw Leasing and J&S Leasing, respectively. Both companies will operate as wholly owned subsidiaries of FSGBank under their current names; and Kenesaw Leasing’s ten employees and J&S Leasing’s five employees will remain with their companies after the acquisition. Payne will leave his position as the local president of National Bank of Commerce to become chairman of FSGBank’s Knoxville regional banking operations. David R. Haynes will remain as president of FSGBank’s Knoxville regional banking operations.

Kenesaw Leasing, which began in 1985, was acquired by National Bank of Commerce in October 1996. The business leases new and used equipment, fixtures and furnishings to owner-managed businesses. Kenesaw has offices in Knoxville, Nashville and Memphis. As of Sept. 30, total assets stood at $48 million.

“We’re pleased to be associated with such a community-oriented organization,” Payne said. “Since its formation, FSGBank has continued to solidify its place as a rapidly growing financial services company.”

J&S Leasing was founded by Johnny Grubb in 1981, and was acquired by National Bank of Commerce in January 1997. J&S leases forklifts, heavy equipment and other machinery primarily to companies in the trucking and construction industry. J&S is located in Knoxville and as of Sept. 30 had total assets of $13.6 million.

Grubb echoed Payne’s comment and said he’s looking forward to the new association.

“I have a tremendous amount of respect for FSGBank and members of its management, and expect this to be a long-standing relationship,” Grubb said.

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FSGBank Acquires Knoxville Leasing Companies - Page 2 of 2

First Security Group, Inc. is a bank holding company headquartered in Chattanooga with $675 million in assets. Founded in 1999, First Security Group’s community bank subsidiary, FSGBank, NA, has 28 full-service banking offices along the Interstate 75 corridor of East Tennessee and Northwest Georgia. In Dalton, Ga., FSGBank operates under the name Dalton Whitfield Bank. FSGBank also provides trust and investment management, mortgage banking, asset-based lending, financial planning and Internet banking (www.fsgbank.com). FSGBank’s super-community, customer-focused, “banking the way it ought to be” approach, along with its organic growth and strategic acquisitions, have established FSG as a recognized leader in the Southeast banking industry.

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This press release contains forward-looking statements concerning FSG’s future activities. Such statements are subject to important factors that could cause FSG’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include the factors identified in FSG’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Special Note Regarding Forward-Looking Statements,” which are incorporated herein by reference.

SOURCE: First Security Group, Inc.